(#175)

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

FILED # C 26868-04

OCT 2 7 2004

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.380)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

NATIONAL MEDI CENTER CORP FILE #C26868-2004

2. The articles have been amended as follows (provide article numbers, if available):

THAT THE TOTAL VOTING COMMON STOCK AUTHORIZED THAT MAY BE ISSUED BY THE CORPORATION IS TWO HUNDRED MILLION (200,000,000) SHARES OF STOCK WITH A PAR VALUE OF .00001 PER SHARE AND NO OTHER CLASS OF STOCK SHALL BE AUTHORIZED.

3. The undersigned declare that they constitute at least two-thirds of the incorporators [X], or of the board of directors [ ] (check one box only)

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*

Signature Signature

* If more than two signatures, attach an 8 1/2 x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State AM 78.380 2003
Revised on: 10/24/03

C04-110177